United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
November 27, 2007

ISECURETRAC CORP.
(Exact name of registrant as specified in its charter)

Delaware	0-26455
(State of Formation)	(Commission File Number)

87-0347787
(IRS Employer Identification Number)

5078 South 111th Street Omaha, NE	68137
(Address of principal executive offices)	(Zip Code)

(402) 537-0022
(Registrants’ telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 27, 2007, iSecureTrac Corp. (the “Company”) and Pro Tech Monitoring, Inc. (“Pro Tech”) entered into a Confidential Settlement Agreement (the “Settlement Agreement”), pursuant to which the parties agreed to compromise and settle all claims and disputes related to a lawsuit filed by Pro Tech against the Company in the United States District Court for the Middle District of Florida in which Pro Tech alleged that the Company had infringed on a U.S. patent held by Pro Tech relating to GPS tracking and monitoring apparatus and systems. Pro Tech was seeking an injunction and substantial monetary damages from the Company.

Pursuant to the Settlement Agreement, Pro Tech has caused the dismissal of its lawsuit against the Company. In consideration, the Company paid Pro Tech $800,000 in cash upon execution of the Settlement Agreement and has agreed to purchase $600,000 worth of sobriety monitoring equipment from Pro Tech prior to December 31, 2007. In addition, the Company has agreed to make a minor modification to its GPS tracking equipment to eliminate or disable a particular component that allegedly violated the Pro Tech patent. To the extent this component is not removed or disabled from the Company’s equipment within two months, the Company will be subject to royalty payments on unmodified equipment in the field which escalate over time. The amount of such royalty payments, if any, cannot be estimated at this time. The Company entered into the Settlement Agreement without admission of liability and solely to avoid the expense and uncertainty of litigation.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the information set forth under Item 1.01 of this Report, all of which is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISECURETRAC CORP.

	By	/s/ Peter A. Michel
Peter A. Michel Chief Executive Officer

November 30, 2007